Exhibit 10.24

August 10, 2010

Robert Quinn

Re: Separation Agreement

Dear Bob:

        As discussed, this letter sets forth the terms of the separation agreement (the "Agreement") between you and Epocrates, Inc. ("Epocrates" or the "Company").

        1.    Separation Date.    Your last day of employment and your employment termination date shall be July 31, 2010 (the "Separation Date").

        2.    Final Accrued Salary.    On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. As you know, Epocrates does not provide vacation accrual, or accrual of other paid time off, to its exempt employees and, as a result, you do not have any accrued and unused vacation or other paid time off to be paid upon termination of employment.

        3.    Severance Benefits.    As discussed, if you timely sign, date and return this Agreement, and you do not revoke it thereafter, and you continue to comply with your obligations to the Company (including complying with this Agreement and the Confidential Information Agreement (as defined in Section 7)), the Company will provide you with the following severance benefits (the "Severance Benefits") which shall consist of Severance Payments and COBRA Payments (both as defined below) as provided under your offer letter agreement with the Company dated May 15, 2002, as amended (the "Offer Letter") for a qualifying termination "Not In Connection With A Change of Control", and additional severance benefits as provided in Section 3(c) below:

          (a)    Severance Pay.    You will receive severance pay equal to six (6) months of your base salary in effect as of the Separation Date, less required deductions and withholdings, paid in the form of salary continuation payments on the Company's standard payroll dates (beginning with the first payroll date following the Effective Date of this Agreement, as defined in Section 14(d)) (the "Severance Payments").

          (b)    Health Insurance.    To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, "COBRA"), and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date if you so elect. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice of your COBRA rights and obligations within the timing required by law. As an additional Severance Benefit, and provided that you timely elect continued group health insurance coverage under COBRA, the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable), at the same level in effect as of your termination date, for a period of six (6) months after your termination, or until you become eligible for group health insurance coverage through a new employer, whichever occurs first (provided that you remain eligible for COBRA coverage) (the "COBRA Payments"). You must provide prompt written notice to the Company's Senior Vice President of Human Resources if you become eligible for group health insurance coverage through a new employer within six (6) months after the Separation Date.

          (c)    Stock Options.    Pursuant to the terms of stock option agreements between you and the Company and the terms of the Company's 2009 Equity Incentive Plan (the "Plan"), vesting of your outstanding options to purchase shares of common stock of the Company (the "Options") will cease effective as of the Separation Date, and all unvested shares subject to such Options will be cancelled as of such date. As part of the Severance Benefits, the Company agrees as follows:

  (i) the two options granted to you on April 13, 2007 (which consist, in the aggregate, of 127,689 shares at an exercise price of $4.32 per share) will be subject to full accelerated vesting such that all shares subject to these two options will be vested and exercisable as of the Separation Date; and (ii) all vested shares subject to the Options are modified to provide that you can exercise such shares on or before the later of (A) December 31, 2011, or (B) the date that is 90 days following the expiration date of the lock-up period, as set forth in the stock option agreements and/or that certain letter agreement between you and the Underwriters relating to the Company's anticipated initial public offering, as the same may be amended from time to time, provided, however, that notwithstanding the foregoing, the post-termination exercise period for the Options will terminate earlier if you materially breach this Agreement or the Confidential Information Agreement (in which case, the exercise period will terminate on the tenth business day after the Company provides you with written notice of your material breach), and provided further, that in no event will you be able to exercise an Option after its applicable expiration date. It is important to understand that, to the extent your Options qualify as incentive stock options for purposes of the tax rules, such Options will lose incentive stock option status (and convert to nonstatutory options) if you fail to exercise such Options within ninety (90) days after the Separation Date. Notwithstanding the foregoing, the Company is not providing any tax advice or guidance to you, and you are strongly encouraged to seek advice concerning the tax aspects of this Agreement (including with respect to your Options) from your personal tax advisors. Your rights to exercise any vested shares subject to the Options are governed in full by your stock option agreements and the Plan, as modified herein.

          (d)    Transition Assistance.    As a condition of continued receipt of the Severance Payments and the COBRA Payments, you agree to provide reasonable transition assistance at the Company's request, which may include, but not be limited to, answering questions and providing briefing or other information on Company-related matters. With regard to timing for your transition assistance, the Company will reasonably accommodate your other professional commitments. If you fail to provide reasonable transition assistance despite the Company's request, or otherwise materially breach this Agreement or your Confidential Information Agreement, then you will forfeit any right or entitlement to receive any remaining Severance Payments or COBRA Payments.

        4.    Other Compensation Or Benefits.    You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation, severance, equity vesting or equity awards, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned, are not owed, and will not be provided, any bonus, incentive compensation, commissions, MBO payments, or equity, unless expressly provided herein.

        5.    Expense Reimbursements.    You agree that, within ten (10) business days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for your legitimate and fully documented expenses pursuant to its regular business practice.

        6.    Return Of Company Property.    You agree to return to the Company, no later than by the close of business on the Separation Date, all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, contact lists or directories, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information on the Separation Date. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than within five (5) business days after the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 6 is a precondition to your receipt of the Severance Benefits under this Agreement.

        7.    Proprietary Information Obligations.    Both during and after your employment you acknowledge your continuing obligations under your Confidential Information and Inventions Assignment Agreement with the Company (the "Confidential Information Agreement"), which include but are not limited to your obligations not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. By way of example, but not limitation, under Section 7 of the Confidential Information Agreement, for a period of twenty-four (24) months from the Separation Date, you shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for yourself or for any other person or entity. A copy of your signed Confidential Information Agreement is attached hereto as Exhibit A.

        8.    Confidentiality.    The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to fulfill standard or legally required corporate reporting or disclosure requirements (which may include, for example, the requirement of filing this Agreement and/or a summary of its terms with the Securities and Exchange Commission); and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Notwithstanding the foregoing, if this Agreement is filed with a government agency by the Company pursuant to subsection (c) of the preceding sentence and as a result becomes publicly available, then the parties shall not be subject to the foregoing confidentiality obligations.

        9.    Nondisparagement.    You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any request for information to the extent required by legal process.

        10.    No Voluntary Adverse Action.    You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

        11.    Cooperation.    You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

        12.    No Admissions.    Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

        13.    Release of Claims.

          (a)    General Release.    In exchange for the Severance Benefits, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, or affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the "Released Parties"), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the "Released Claims").

          (b)    Scope of Release.    The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including but not limited to claims arising under or based on the Offer Letter); (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the "ADEA"), the federal Family and Medical Leave Act (as amended) (the "FMLA"), the California Family Rights Act ("CFRA"), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

          (c)    Excluded Claims.    Notwithstanding the foregoing, the following are not included in the Released Claims (the "Excluded Claims"): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; or (iii) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Fair Employment and Housing Commission, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

          (d)    ADEA Waiver.    You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that: (i) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company's General Counsel); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the "Effective Date").

          (e)    Section 1542 Waiver.    YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

        14.    Representations.    You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, any applicable law or any Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers' compensation claim.

        15.    Miscellaneous.    This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

        If this Agreement is acceptable to you, please sign below within twenty-one (21) days of your receipt of this Agreement. If you do not sign this Agreement and return it to the Company within the aforementioned timeframe, the Company's offer to provide the Severance Benefits will expire.

        I wish you good luck in your future endeavors.

Sincerely,

EPOCRATES, INC.
By:	/s/ John Owens John Owens Senior Vice President, Human Resources

Exhibit A—Confidential Information and Inventions Assignment Agreement

UNDERSTOOD AND AGREED:
/s/ Robert Quinn Robert Quinn	8/10//10 Date

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT